Asian Dragon Group Inc., Continues Strong Growth Announcing Above-Market $1 Million Financing, Appointment Of “Project Luogold” Independent Qualified Person And Listing On Frankfurt Exchange.

Asian Dragon Group Inc.

LUOYANG, HENAN PROVINCE, CHINA – (BUSINESS WIRE) – November 7th, 2006 – Asian Dragon Group Inc., (OTCBB: AADG) (Frankfurt: P2J1 WKN: A0KE7Z) is pleased to announce a US$1,000,000 private placement financing of restricted stock at US$4.00 per share. There are no warrants attached and no finder fees were paid.

The financing, priced at a premium to the current market price of Asian Dragon’s stock, is a result of strong interest from the investment community in Asian Dragon’s potential.  Participation in this financing allows investors first rights on future Asian Dragon financings.  Asian Dragon will use placement funds to further the acquisitions of advanced-stage properties and to initiate a drill program at the recently acquired Jinjishan Gold Mine in China’s Henan Province, all key steps in Asian Dragon’s Project Luogold.

Asian Dragon is also pleased to announce the appointment of CDGC Inc., a world renowned geology and mining consulting company, engaged to conduct due diligence and complete the National Policy 43-101 report on the Jinjishan Gold Mine.  Mr. Christian Derosier, P.Geo, is President of CDGC Inc. and will work as an independent qualified person for Asian Dragon’s Project Luogold. Mr. Derosier recently visited the Jinjishan Gold Mine and acquired the samples and exploration data used in the 43-101 report prepared for Asian Dragon.

Asian Dragon is also pleased to announce that its shares have been accepted for listing and are now trading on the Frankfurt Stock Exchange under the trading symbol "P2J1" and the German Securities No. (WKN) “A0KE7Z”.  The listing on this exchange was due to the overwhelming interest Asian Dragon has received throughout Europe, from both private and institutional investors.  The European investment community appears to have a substantial appetite for investing in the precious metals sector, particularly in companies with near-production projects. These companies benefit from rising commodity prices and can leverage the blue-sky opportunities of aggressive exploration programs aimed at significantly increasing reserves. Asian Dragon anticipates the listing will broaden its shareholder base and increase liquidity.

The Frankfurt Stock Exchange, which offers fully electronic trading facilities, is the largest of eight German stock exchanges. It ranks amongst NYSE, Nasdaq, and London as one of the world's largest stock exchanges. For more information, on the Frankfurt Stock Exchange visit: www.exchange.de

About Asian Dragon

Asian Dragon was established to focus on China’s explosive precious metals reserves and markets and to become one of China’s largest foreign gold and precious metals producers though a series of joint ventures and mine and property acquisitions.

Key relationships in China are enabling Asian Dragon to capture business opportunities as the Chinese Government continues to privatize many of their industries, enabling local and foreign investment to fill the void left by the Government ministries. Asian Dragon takes advantage of an identified niche opportunity in the Gold Mining Industry of China, where the Chinese Government has withdrawn the military from Gold Mining and set up the Gold Bureau to continue Gold Mining on an international scale.

Long standing relationships with the Gold Bureau have provided Asian Dragon with the exclusive opportunity to commence due-diligence on several advanced Chinese Gold Mining Projects in one of the Country’s most well-known and prolific mineral production regions, the Xiaoqinling Region, where hundreds of small and dozens of medium to large mines are actively mining gold and various other precious metals and minerals. Earlier companies which acquired smaller advanced mining projects have since proven out positively and have succeeded in turning themselves into billion dollar market-cap opportunities.  Two recent examples are Hong Kong listed Lingbao Gold Co. and Toronto Stock Exchange listed Silvercorp Metal Inc. both of which have major projects in the Xiaoqinling Region.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, certain delays beyond the company's control with respect to market acceptance of new technologies or products, delays in testing and evaluation of products, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Asian Dragon Group Inc.

Richard Tong – Investor Relations

778-885-6370